Exhibit 10.3

ZBB ENERGY CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on _________ ___, 2014, by and between Dilek Wagner (“you”) and ZBB Energy Corporation (“ZBB” or the “Company”).

RECITALS

WHEREAS, you are currently working in a consulting capacity for the Company, pursuant to the Agreement for Professional Services between you and the Company dated November 23, 2013 (the “Consulting Agreement”);

WHEREAS, the Company now desires to employ you in the position of Vice President of Finance; and

WHEREAS, you and the Company now desire to set forth the terms and conditions of your agreements and understandings in this Agreement, which shall replace and supersede all terms and conditions contained within the Consulting Agreement effective as of the date first written above.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of you and the Company set forth below, you and the Company, intending to be legally bound, agree as follows:

1. Position.

(a) You will serve as the Company’s Vice President of Finance, reporting to the Company’s President and Chief Executive Officer (“CEO”).  It is the Company’s intent to provide a path to the CFO position.  The path will be defined within 60 days of the start date. Your services shall be performed primarily in Menomonee Falls, Wisconsin.  You acknowledge and agree, however, that you may be required to travel in connection with the performance of your job duties.

(b) Nothing in this Agreement will be construed as conferring upon you any right to remain employed by the Company or any of its subsidiaries or affiliates, or affect the right of the Company or any of its affiliates to terminate your employment at any time, for any reason or no reason, subject to the obligations contained in this Agreement.

2. Salary.

(a) You will be entitled to an annual salary of $160,000, payable in accordance with ZBB’s normal salaried payroll practices.  The CEO will review, at least annually, your overall compensation with a view to increasing it if, in the sole judgment of the CEO, the performance of ZBB or your services merit such an increase.

(b) ZBB shall be entitled to withhold from amounts to be paid to you hereunder any federal, state or local withholding or other taxes or charges which it is required to withhold under applicable law.

3. Term.  This agreement shall remain in effect until terminated, by either party, at any time and for any reason, upon the provision of written notice to the other party, subject to the terms and conditions set forth in Section 8, below.

4. Options.  Effective as of the date of your full-time appointment, you will receive option awards. You will be granted an option to purchase 40,000 shares with an exercise price equal to the closing price of ZBB’s common stock on the NYSE Amex on the date of your full-time appointment as per the terms outlined in the 2010 Omnibus Long-Term Incentive Plan.

5. Incentive Compensation.  You shall be eligible to participate in various performance-based stock option and cash bonus plans offered by the Company, the terms of conditions of which shall be solely determined by the Company and approved by the Company’s compensation committee.

6. Commuting and Other Expenses.

(a) Expenses for other Company travel will be reimbursed in accordance with ZBB’s Employee Travel and Expense Policy.

7. Benefits.

(a) During the term of your employment by ZBB, ZBB will provide you with, and you will be eligible for, all benefits of employment generally made available to the senior executives of ZBB (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.  You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other executive personnel of ZBB of similar rank.  Notwithstanding the foregoing, you may elect either to participate in ZBB’s health Benefit Plan or obtain other health insurance.

(b) The Company will offer you four (4) weeks of personal time off per calendar year, in accordance with Company policy in effect from time to time.

8. Benefits Upon Termination.

(a) You will be entitled to a severance payment in an amount equal to four (4) months of your annual base salary as then in effect (“Severance Payments”) in the event (i) ZBB terminates your employment for any reason other than “Cause” or “Disability,” or (ii) you terminate your employment with ZBB for “Good Reason.”  You acknowledge and agree that the payment of the Severance Payments is contingent upon you executing a general release of claims for the benefit of ZBB (in a form satisfactory to ZBB), which must be executed by you (and any applicable revocation period must expire) in accordance with the terms of the general release of claims but in no event later than sixty (60) calendar days following the effective date of your termination.  The Severance Payments shall be payable in accordance with ZBB’s normal salaried payroll practices then in effect, and the first payment (which shall include any accrued payments that would have otherwise been made beginning on the date of your termination of employment) shall be made to you on the first normal payroll date that occurs at least five (5) business days after the expiration of the applicable revocation period for the general release of claims.

You will also be entitled to all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.

(b) In the event your employment with ZBB is terminated due to “Disability,” you will be entitled to severance in an amount equal to three (3) months of your base salary as then in effect (“Disability Severance”), paid in accordance with ZBB’s normal salaried payroll practices, provided that you execute a general release of claims for the benefit of ZBB (in a form satisfactory to ZBB), which must be executed by you (and any applicable revocation period must expire) in accordance with the terms of the general release of claims but in no event later than sixty (60) calendar days following the effective date of your termination.  Your first Disability Severance payment (which shall include any accrued payments that would have otherwise been made beginning on the date of your termination of employment) shall be made to you on the first normal payroll date that occurs at least five (5) business days after the expiration of the applicable revocation period for the general release of claims.

You will also be entitled to all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.

(c) If (i) you terminate your employment with ZBB for “Good Reason” or if the Company terminates your employment without “Cause”; (ii) you are a participant in ZBB’s health Benefit Plan on the date your employment terminates; and (iii) if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following such termination, then ZBB shall pay your monthly premium under COBRA until the earlier of:  (A) the last day of the six (6) month period following such termination or (B) the date on which you are offered or obtain health insurance coverage in connection with new employment or self-employment.

(d) If you terminate your employment with ZBB other than for “Good Reason” or ZBB terminates your employment for “Cause,” you will be entitled to the payment of any accrued but unpaid base salary through the date of termination, plus all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.  In either case, you will not be entitled to any Severance Payments, Disability Severance or payment of COBRA premiums.

(e) As a condition of your employment, you will be required to execute the Restrictive Covenant Agreement which is attached to this Agreement as Attachment A and incorporated herein.

(f) For purposes of this Agreement, “Cause” shall mean, as determined by the Company, termination of your employment with ZBB due to (i) any failure by you to substantially perform your duties with ZBB (other than by reason of illness) which occurs after ZBB has delivered to you a demand for performance which specifically identifies the manner in which ZBB believes you have failed to perform your duties, and you fail to resume performance of your duties on a continuous basis within fourteen (14) days after receiving such demand; (ii) your commission of a material violation of any law or regulation applicable to ZBB or any of its subsidiaries or your activities in respect of ZBB or any of its subsidiaries; (iii) your commission of any material act of dishonesty or disloyalty involving ZBB or any of its subsidiaries; (iv) any violation by you of a ZBB policy of material import; (v) any act by you of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of ZBB; (vi) your chronic absence from work other than by reason of a serious health condition; (vii) your commission of a crime which substantially relates to the circumstances of your position with ZBB or any of its subsidiaries or which has material adverse effect on ZBB or any of its subsidiaries; or (viii) the willful engaging by you in conduct which is demonstrably and materially injurious to ZBB or any of its subsidiaries.

(g) For purposes of this Agreement, “Disability” shall mean (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) you have been, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under any accident, disability or health plan.

(h) For purposes of this Agreement, “Good Reason” shall mean your termination of your employment with ZBB within thirty (30) days after any of the following:  (i) a change in your position with ZBB which materially reduces your level of responsibility or a material reduction in your base salary (except to the extent the base salary of substantially all of the executive officers of ZBB is reduced proportionately); (ii) a notification by ZBB to you that your principal place of employment will be relocated to an office or location that is more than 50 miles from the office or location at which you were principally employed as of the date of this Agreement and that is no closer to your principal residence; or (iii) ]a material breach by ZBB of any term of this Agreement following written notice thereof and the failure of ZBB to cure such breach within ten (10) days of such written notice.  Notwithstanding the above to the contrary, Good Reason does not exist unless (A) you object to any change, reduction, notification, or breach described above by written notice to ZBB within ten (10) business days after such change, reduction, notification, or breach occurs and (B) ZBB fails to cure such change, reduction or breach within ten (10) business days after such notice is given.

(i) Any Severance Payments payable to you under this Agreement are intended to be exempt from Section 409A of the Code under the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) and for such purpose, each Severance Payment to you under this under this Agreement shall be considered a separate payment.

9. Timing; Miscellaneous Provisions.

(a) This Agreement and all your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.  ZBB can assign its rights under this Agreement to any entity that assumes ZBB’s obligations hereunder and this Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of ZBB’s business and/or assets.  For all purposes of this Agreement, the term “ZBB” shall include any successor to ZBB’s business and/or assets which becomes bound by this Agreement.

(b) This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

(c) Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier or U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of notices to you, notices shall be addressed to you at the home address which you most recently communicated to ZBB in writing.  In the case of notices to ZBB, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(d) No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of ZBB (other than you).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) This Agreement and the other agreements, representations and understandings expressly set forth or referenced herein contain the entire understanding of the parties with respect to the subject matter hereof.  With the exception of the terms and conditions of the Consulting Agreement, which shall be superseded and replaced by this Agreement, all other agreements between you and the Company shall remain in full force and effect.

(f) Any termination of this Agreement shall not release either ZBB or you from our respective obligations to the date of termination nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement.

(g) The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Wisconsin (other than provisions governing the choice of law).

(h) The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i) You acknowledge and agree that this Agreement is contingent upon your submission to and successful completion of a screening process which may include a background check, drug testing, and employment eligibility verification.  In the event that you do not successfully complete the screening process to the Company’s satisfaction, you acknowledge and agree that this Agreement shall be null and void, and that the Company shall have no further obligations under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, on one or more counterparts hereof, all of which counterparts shall be deemed as but one and the same document, as of the date first written above.

__________________________________________________ Dilek Wagner	ZBB ENERGY CORPORATION By: ___________________________________ Eric Apfelbach President & Chief Executive Officer

Attachment – Restrictive Covenant Agreement